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March [●], 2023

Addressees

Ladies and Gentlemen:

We have acted as counsel in connection with the Agreement and Plan of Reorganization (the “Agreement”) dated [____], among Northern Lights Fund Trust II, a Delaware statutory trust (“New Trust”), on behalf of each segregated portfolio of assets listed under the heading “New Funds” on Schedule A attached hereto (“Schedule A”), and Professionally Managed Portfolios, a Massachusetts business trust (“Old Trust”), on behalf of each series thereof listed under the heading “Existing Funds” on Schedule A (each, an “Existing Fund”),and Hodges Capital Management, Inc., a [●] corporation and adviser to the New Funds (“Adviser”), solely with respect to Section 4.8, Section 5.9 and paragraph 6 of the Agreement. The Agreement describes a proposed transaction (the “Reorganization”), to occur as of the date of this letter (the “Closing Date”), pursuant to which each of the Existing Funds will transfer all of its assets to the New Fund listed in Schedule A opposite its name in exchange solely for voting shares of beneficial interest (“shares”) in the New Funds and the assumption by the New Funds of the Existing Funds’ liabilities, followed by the distribution of the New Fund Shares pro rata to each of the Existing Funds’ shareholders in exchange for their shares therein and in complete liquidation of the Existing Funds, all on the terms and conditions set forth in the Agreement. This opinion as to certain U.S. federal income tax consequences of the Reorganization is furnished to you pursuant to Section 5.6 of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

For purposes of this opinion, we have considered the Agreement, the Combined Prospectus/Proxy Statement on Form N-14 dated [●], and such other items as we have deemed necessary to render this opinion. In addition, each of the Existing Funds and the New Funds has provided us with a letter dated as of the date hereof (collectively, the “Representation Letters”) representing as to certain facts, occurrences and information upon which each of the Existing Fund and the New Fund has indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

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March [●], 2023

In reviewing the foregoing materials, we have assumed, with your permission, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of documents. We have further assumed that (i) all parties to the Agreement and any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement and documents, and that the Reorganization will be consummated pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions; and (ii) all representations contained in the Agreement, as well as those representations contained in the Representation Letters, are true and complete.

Based on and subject to the foregoing and subject to the final paragraph hereof, we are of the opinion that, for U.S. federal income tax purposes:

(i)	The New Fund’s acquisition of the Assets in exchange solely for the New Fund Shares and its assumption of the Liabilities, followed by the Existing Fund’s distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Existing Fund Shares, will qualify as a “reorganization” (as defined in section 368(a)(1), and each of the Existing Fund and the New Fund will be “a party to a reorganization” (within the meaning of section 368(b));

(ii)	The Existing Fund will recognize no gain or loss on the transfer of the Assets to the New Fund in exchange solely for the New Fund Shares and the New Fund’s assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in exchange for their Existing Fund Shares;

(iii)	The New Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for New Fund Shares and its assumption of the Liabilities;

(iv)	The New Fund’s basis in each Asset will be the same as the Existing Fund’s basis therein immediately before the Reorganization, and the New Fund’s holding period for each Asset will include the Existing Fund’s holding period therefor;

(v)	A Shareholder will recognize no gain or loss on the exchange of all its Existing Fund Shares solely for New Fund Shares pursuant to the Reorganization;

(vi)	A Shareholder’s aggregate basis in the New Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Existing Fund Shares it actually or constructively surrenders in exchange for those New Fund Shares, and its holding period for those New Fund Shares will include,

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March [●], 2023

in each instance, its holding period for those Existing Fund Shares, provided the Shareholder holds them as capital assets at the Effective Time; and

(vii)	For purposes of section 381, the New Fund will be treated just as the Existing Fund would have been treated if there had been no Reorganization. Accordingly, the Reorganization will not result in the termination of the Existing Fund’s taxable year, the Existing Fund’s tax attributes enumerated in section 381(c) will be taken into account by the New Fund as if there had been no Reorganization, and the part of the Existing Fund’s taxable year before the Reorganization will be included in the New Fund’s taxable year after the Reorganization subject to any applicable conditions and limitations specified in sections 381, 382, 383 and 384 and the regulations thereunder

This opinion letter expresses our views only as to U.S. federal income tax laws in effect as of the date hereof. Our opinions represent our best legal judgment as to the matters addressed herein, but are not binding upon the Service or the courts, and there is no guarantee that the Service will not assert positions contrary to the ones taken in this opinion letter. We disclaim any obligation to make any continuing analysis of the facts or relevant law following the date of this opinion letter.

Our opinions are provided solely to you as a legal opinion only, and not as a guaranty or warranty, and are limited to the specific transactions and matters described above. No opinion may be implied or inferred beyond what is expressly stated in this letter. We express no opinion with respect to any matter not specifically addressed by the foregoing opinions. By way of illustration, and without limitation of the foregoing, we express no opinion regarding: (i) whether either Existing Fund or New Fund qualifies or will qualify as a regulated investment company; (ii) the federal income tax consequences of the payment of Reorganization expenses by Adviser, except in relation to the qualification of the Reorganization as a “reorganization” under Section 368(a) of the Code; (iii) whether any federal income tax will be imposed or required to be withheld under the Foreign Investment in Real Property Tax Act of 1980 with respect to any Shareholder that is a foreign person; (iv) the effect of the Reorganization on an Existing Fund with respect to any transferred Asset as to which unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting (including under Section 1256 of the Code); (v) the effect of the Reorganization on any Shareholder that is required to recognize unrealized gains or losses for federal income tax purposes under a mark-to-market system of accounting; (vi) whether accrued market discount, if any, on any market discount bond held by an Existing Fund will be required to be recognized as ordinary income under Section 1276 of the Code as a result of the Reorganization; (vii) whether any gain or loss will be required to be recognized with respect to any Asset that constitutes stock in a passive foreign investment company (within the meaning of Section 1297(a) of the Code); and (viii) any state, local or foreign tax consequences of the Reorganization.

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March [●], 2023

Our opinions are being rendered to the Old Trust and the New Trust and their respective Boards of Trustees, and may be relied upon only by Old Trust and the New Trust and their respective Boards of Trustees and by the Shareholders, it being understood that we are not thereby establishing any attorney-client relationship with any Shareholder. Old Trust, Existing Fund, New Trust, New Fund and the Shareholders are free to disclose the tax treatment or tax structure of any of the transactions described herein.

We hereby consent to the filing of this opinion as an exhibit to the Form N-14 and to the use of our name and to any reference to our firm in the Form N-14. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

Alston & Bird LLP

SCHEDULE A

Existing Funds Professionally Managed Portfolios	To be Reorganized into	New Funds Northern Lights Fund Trust II
Hodges Fund	è	Hodges Fund
Hodges Small Cap Fund	è	Hodges Small Cap Fund
Hodges Small Intrinsic Value Fund	è	Hodges Small Intrinsic Value Fund
Hodges Blue Chip Equity Income Fund	è	Hodges Blue Chip Equity Income Fund